Exhibit 10.17

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

LICENSING and DISTRIBUTION AGREEMENT

by and between

ZOGENIX, Inc.

and

DESITIN ARZNEIMITTEL GmbH

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 2

TABLE OF CONTENTS

1.	DEFINITIONS	4
2.	GRANT OF LICENSE	8
3.	TRADEMARK	9
4.	PRODUCT STEERING COMMITTEE (“SC”)	10
5.	DEVELOPMENT AND COMMERCIALISATION OF THE PRODUCT	11
6.	MANUFACTURE AND SUPPLY OF THE PRODUCT	12
7.	MARKETING	14
8.	PRICING	14
9.	ROYALTIES	15
10.	PAYMENT TERMS	16
11.	RECORDS AND REPORTS	17
12.	INFRINGEMENT OF RIGHTS BY THIRD PARTY	17
13.	INFRINGEMENT OF THIRD PARTY RIGHTS	18
14.	INDEMNIFICATION AND INSURANCE	19
15.	IMPROVEMENTS AND PATENTS	21
16.	RIGHT OF FIRST REFUSAL	22
17.	REGULATORY	23
18.	PHARMACOVIGILANCE	23
19.	EXCHANGE OF INFORMATION	23
21.	TERM AND TERMINATION	24
22.	CONSEQUENCES OF TERMINATION	26
23.	CONFIDENTIALITY	26
24.	REPRESENTATIONS AND WARRANTIES	28
25.	FORCE MAJEURE	29
26.	NOTICES	29
27.	ASSIGNMENT	30
28.	GENERAL PROVISIONS	30

LIST OF APPENDICES

Appendix 1	Product Specification
Appendix 2	Licensed Patents
Appendix 3	Clinical Supply Terms

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 3

LICENSING & DISTRIBUTION AGREEMENT

THIS LICENSING & DISTRIBUTION AGREEMENT is entered into on this 14 day of March, 2008, by and between

1.	ZOGENIX, Inc. a company incorporated and existing under the laws of Delaware whose registered office is at 11682 El Camino Real, Suite 320, San Diego, CA 92130, U.S.A. (“ZOGENIX”);

and

2.	DESITIN Arzneimittel GmbH, a company incorporated and existing under the laws of Germany whose registered office is at Weg beim Jaeger 214, 22335 Hamburg, Germany (“DESITIN”);

Each also referred to as “Party” or together as “Parties”.

RECITALS

A.

ZOGENIX is, amongst others, active in the research and development of pharmaceuticals and medical devices and has developed Sumatriptan DoseProTM for migraine patients for which ZOGENIX intends to register the product in the U.S.A.

B.	DESITIN specialises in the manufacture, marketing and sale of branded pharmaceuticals, in particular CNS related products, in the Territory and desires to enter into a contractual relationship with ZOGENIX to develop, obtain regulatory approval and commercialise the Product in the Territory.

C.	The Parties hereby enter into the Agreement on the terms and conditions as stipulated herein below.

NOW THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the meanings defined below. The singular (where appropriate) shall include the plural and vice versa and references to Appendices and Clauses shall mean appendices and clauses of this Agreement.

1.1	Affiliate	shall mean any firm, person or company which controls, is controlled by or is under common control with a Party to this Agreement and, for the purpose of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, person or company, whether through the ownership of voting securities, by contract or otherwise, or the ownership either directly or indirectly of 50% or more of the voting securities of such firm, person or company;

1.2	Agreement	shall mean this licensing and distribution agreement and the appendices hereto;

1.3	BfArM	shall mean Bundesinstitut für Arzneimittel und Medizinprodukte (Federal Institute for Drugs and Medical Devices) in Germany, and any successor agency thereto;

1.4	Business Day	shall mean any day other than Saturday or Sunday on which the banks in London are open for business;

1.5	Clinical Trial Materials	shall mean the Product to be used by DESITIN in connection with the development and registration process in the Territory; for the avoidance of doubt Clinical Trial Materials shall exclude all packaging and blinding thereof;

1.6	Confidential Information	shall mean any scientific, technical, formulation, process, manufacturing, clinical, non-clinical, regulatory, marketing, financial or commercial information or data relating to the business, projects or products of either Party and provided by one Party to the other by written, oral, electronic or other means in connection with this Agreement;

1.7	cGMP	shall mean current good manufacturing practices as set out under the European Directive 2003/94/EC and promulgated by the International Conference on Harmonisation, as the same may be modified or amended from time to time;

1.8	“Cost of Goods Manufactured”	shall mean costs to produce Clinical Trial Materials and/or commercial supplies of Product to the extent that such costs would ordinarily be included as a Cost of Goods sold in accordance with U.S. generally accepted accounting principles, including: (a) the amounts paid by ZOGENIX or its Affiliates for (i) manufacturing, filling and/or finishing Product, but excluding costs, charges and allocations related to or occasioned by unused manufacturing capacity, (ii) transporting, storing and insuring Product, and (iii) testing Product, including with respect to the foregoing subsections (i) – (iii), all taxes (other than income taxes) and customs duty charges imposed by governmental authorities with respect thereto; (b) to the extent not included in subsection (a), the direct costs and charges incurred by ZOGENIX or its Affiliates in connection with the manufacture, filling, finishing, testing, storing, insuring and transportation of the Product, including direct internal costs with respect thereto; (c) to the extent not included in subsection (a), ZOGENIX’s or its Affiliate’s intellectual property acquisition and licensing costs (including royalties) paid to Third Parties (i) directly allocable to the applicable Product to the extent that such intellectual property is required for the manufacture of such Product in the country of manufacture and (ii) actually incurred by ZOGENIX or its Affiliates and not otherwise reimbursed by or paid for by any Third Parties; and (d) to the extent not included in subsection (a), allocable depreciation, amortization and facilities costs (e.g., sewer, water, property taxes), with any such allocations made on the basis of theoretical full capacity operation of the relevant facility, adjusted for changeovers in production runs, and excluding costs and charges related to or occasioned by (i) unused manufacturing capacity not reserved for the production of Product; (ii) the manufacture of other products at the manufacturing party’s facilities, and (iii) allocation of general corporate overhead;

1.9	Change of Control	shall have the meaning as given to it in Clause 2.3;

1.10	Committee Members	shall have the meaning as given to it in Clause 4.1;

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 5

1.11	Data	shall mean (a) written materials and information concerning the Product, including copies, or summaries, of materials prepared for submission to the Regulatory Authorities concerning the Product or its labeling; (b) such clinical data and documentation in respect of the Product generated by research and trials funded by a Party or to which a Pary may have access with the right to disclose; and (c) safety information in respect of the Product generated by a Party.

1.12	DESITIN	shall have the meaning as given to it in Clause 2 of the recitals of this Agreement;

1.13	DESITIN`s Net Sales	shall mean the gross price billed by DESITIN or its Affiliates to independent parties for sales of the Product less (i) customary cash and credit discounts (other than mandatory rebates) provided that such deductions under this subsection (i) shall not exceed in average during a calendar year [***]% of the gross amount invoice of the Product in the Territory; (ii) allowances given the customers for normal returns and recalls; (iii) sales and similar taxes, and (iv) mandatory rebates or any other measures with like effect imposed by operation of law, by any Regulatory Authority; (v) rebates granted to managed healthcare organisations or to federal, state or local governments, their agencies, purchasers and reimbursers or to trade customer; (vi) tax, tariff or custom duties or other duties or governmental charges (except for income tax) levied on the sale, transportation, import or delivery of the Product; (vii) freight, shipping and insurance costs relating to the Product or retroactive price reductions, provided that such deductions under this subsection (vii) shall not exceed [***]% of gross amount invoice of the Product in the Territory during any calendar year, but in each case only if paid by DESITIN or actually charged against DESITIN and evidenced in DESITIN’s books and records of account and the reports provided to ZOGENIX pursuant to Clause 10.3 hereof;

1.14	DESITIN Parties	shall have the meaning as given to it in Clause 14.1;

1.15	Dossier	shall mean the dossier of information and data filed, or to be filed with BfArM in relation with the application for Marketing Authorisation in Germany and other countries in the European Union or with a comparable Regulatory Authority, including any amendments thereto;

1.16	Effective Date	shall mean the date of this Agreement;

1.17	Field	shall mean all therapeutic uses of the Product in humans;

1.18	First Commercial Sale	shall mean the date of first invoice of Desitin for deliveries to wholesalers, hospital pharmacies, pharmacies or other independent parties;

1.19	Force Majeure	shall mean in relation to either Party any circumstances beyond the reasonable control of that Party;

1.20	Improvement	shall mean any discovery, development, invention, enhancement or modification, patentable or otherwise, relating to the Product in the Territory owned or controlled by ZOGENIX or its Affiliates during the Term, including any modification or enhancement in the method of formulation, dosage strains, analytical methodology ingredients, preparation, presentation, means of delivery or administration, indication, use or packaging of the Product. For the avoidance of doubt, “Improvement” shall not include Intellectual Property Rights which relate to line extensions of the Product or indications which are in addition to those for which ZOGENIX has requested Marketing Authorisation in the United States on or before the Effective Date;

1.21	Initial Term	shall have the meaning as given to it in Clause 21.1;

1.22	Intellectual Property Rights	shall mean patents, trademarks, service marks, logos, trade names, rights and designs, copyright, utility models, rights and know how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration and all rights or forms of protection having equivalent or similar effect anywhere in the world;

1.23	Key Facts	shall mean basic information used by DESITIN and its Affiliates in marketing or promoting the Product including but not limited to information on indications, dosage, side effects and selling points used for the positioning within current and future market environment;

1.24	Launch	means the commencement of commercial sale of the Product in the respective country of the Territory after receipt of Marketing Authorisation in that country of the Territory;

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.25	Licensed Know-how	shall mean all information, procedures, instructions, techniques, data, technical information, knowledge and experience (including toxicological, pharmaceutical, clinical, non-clinical and medical data, health registration data and marketing data), designs, sales and marketing materials and technology, including without limitation Data, owned or controlled by Zogenix during the Term and necessary to use, distribute, sell, or offer for sale the Product in the Territory whether in written electronic or other form, including the Dossier. Notwithstanding the foregoing, Licensed Know-How shall exclude any and all Manufacturing Know-How;

1.26	Licensed Patents	shall mean all Patent Rights owned or controlled by Zogenix during the Term and reasonably necessary to use, distribute, sell or offer for sale the Product in the Territory. As of the Effective Date, the Licensed Patents consist of those Patents set forth on Appendix 2 to this Agreement;

1.27	Licensed Technology	shall mean the Licensed Know How and the Licensed Patents and any Improvements thereto;

1.28	Manufacturing Agreement	Shall mean the agreement to be entered into by the Parties as set out in Clause 6.2 and pursuant to which ZOGENIX shall be the exclusive supplier of all of DESITIN’s, its Affiliates’ and its permitted sub-licensees’ requirements of Product for commercial use and/or sale in the Territory;

1.29	Manufacturing Know-How	shall mean any and all of the following, to the extent both (a) owned or controlled by Zogenix or any respective Affiliate of Zogenix (other than an Acquiror of Zogenix), as the case may be, and (b) related to Products: methods of manufacturing, production and test methods, procedures and batch records, manufacturing and testing summary data, process and assay validation information, and any other information, procedures, instructions, techniques, data, technical information, knowledge and experience (including regulatory) related to manufacturing, manufacturing process development and scale-up, manufacturing capacity, manufacturing facilities, product testing, product release, quality assurance activities, or stability tests;

1.30	Marketing Authorisation	shall mean the grant of all necessary permits, authorisations, licences and approvals (or waivers) from any Regulatory Authority required for the research, development, manufacture, promotion, storage, import, export, transport or use of the Product in the Territory;

1.31	MOH	shall mean the Ministry of Health or equivalent governmental body responsible for granting Marketing Authorisation in each respective country within the Territory;

1.32	Other Territories	shall mean the world except for the Territory;

1.33	Party	shall have the meaning as given to it in the Preamble;

1.34	Patent Rights	shall mean patents or patent applications; and any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, re-examinations or reissues of such patents or applications, as applicable, in each case in the Territory;

1.35	Pharmaco-vigilance Agreement	shall mean the agreement to be entered into by the Parties as set out in Clause 18.1 and pursuant to which the Parties shall fulfil the applicable pharmaceutical rules and regulations in the Territory and the Other Territories;

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1.36	Product	shall mean the medical device DosePro with Sumatriptan as the sole active ingredient as specified in the Product Specification;

1.37	Product Specification	shall mean the specifications as defined for the Product in Appendix 1 to this Agreement;

1.38	Reasonable Commercial Efforts	shall mean commercial efforts consistent with normal business practices and effort used by a Party in connection with other products of similar market size or importance which such Party intends to launch or has launched and sold in the relevant Territory, or in the absence of any such similar products then such efforts shall be assessed by reference to good business practice in the light of all the circumstances;

1.39	Regulatory Authority	shall mean any and all governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, which regulate, direct or control commerce in or with the Territory, including any competent agency, body or entity from time to time responsible for granting Marketing Authorisations;

1.40	Remedies	shall have the meaning as given to it in Clause 12.1;

1.41	ROFR	shall have the meaning given to it in Clause 16;

1.42	Royalty	shall have the meaning as given to it in Clause 9.1;

1.43	Samples	shall mean certain quantities of the Product to be used in the Territory for advertising and marketing purposes only, any sale being strictly prohibited;

1.44	Term	shall mean the Initial Term as the same may be extended pursuant to Clause 21.2.

1.45	Territory

shall mean the countries of the European Union (defined below and thereafter as constituted from time to time) plus Norway, Switzerland and Turkey, to the extent not otherwise included in the European Union:

The countries of the European Union as of the Effective Date are as follows:

Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom;

1.46	Third Party	shall mean any person or entity who or which are neither a Party nor an Affiliate of a Party;

1.47	Trademark	shall mean the trademark “DosePro” or any trademark containing “DosePro” or such other substitute trademark as Zogenix following consultation with DESITIN determines to use instead of “DosePro”. For the avoidance of doubt, “Trademark” does not include the trademark Zogenix™ and any other related trademark or service mark (whether registered or unregistered) containing the word “Zogenix”;

1.48	Transfer Price	shall have the meaning as given to it in Clause 8.3;

1.49	ZOGENIX	shall have the meaning as given to it in Clause 1 of the recitals to this Agreement;

1.50	ZOGENIX Parties	shall have the meaning as given to it in Clause 14.2.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 8

2.	GRANT OF LICENSE

2.1	Subject to the terms of this Agreement, ZOGENIX hereby grants to DESITIN an exclusive license under the Licensed Technology to develop, use, distribute, sell, offer for sale, and import the Product in the Field and in the Territory.

2.2	The term “exclusive” for the purposes of clause 2.1 means to the exclusion of all others, including ZOGENIX and its Affiliates, except to the extent necessary to enable ZOGENIX to perform its obligations under this Agreement.

2.3	DESITIN shall have the right to sub-license all or any of the rights licensed under this Agreement to its Affiliates and any Third Party, provided that DESITIN shall:

(a)	provide ZOGENIX with a copy of such sub-license agreement promptly after the execution of any sub-license covering the Territory, which sub-license agreement is consistent with the terms of this Agreement insofar as they are applicable, but excluding the right to grant a sublicense, and contains terms that are no less restrictive than those contained in this Agreement on audit, inspection, and confidentiality;

(b)	if the sub-licensee is not an Affiliate of DESITIN seek ZOGENIX’s prior written consent, which consent shall not be unreasonably withheld; provided that ZOGENIX may request adequate background and other information on the proposed sub-licensee and if DESITIN is unable to reasonably satisfy ZOGENIX as to such background and other information or that ZOGENIX will continue to receive the economic benefit of its bargain as if DESITIN were continuing to market and promote the Product under this Agreement, ZOGENIX may withhold its consent;

(c)	if the sub-licensee is an Affiliate of DESITIN at the time of the sub-license hereunder and thereafter the sub-licensee ceases to be an Affiliate of DESITIN (a “Change of Control”), unless ZOGENIX grants its prior written consent (pursuant to the procedure set forth in Clause 2.3(b)) it is agreed that the sub-license granted to former Affiliates of DESITIN shall automatically terminate when the Change of Control becomes effective; and

(d)	DESITIN shall be liable to ZOGENIX for acts or omissions of any Affiliate or permitted sub-licensee and shall solely be responsible for any claim made by any Affiliate or permitted sub-licensee against ZOGENIX; provided that in each case, such claims do not arise from any act or omission of the ZOGENIX Parties.

2.4	The license granted under Clause 2.1 includes sub-licenses under any Intellectual Property Rights included within the Licensed Technology which have, prior to the Effective Date, been licensed by ZOGENIX from any Third Party. Any royalties or other payments due to any Third Party pursuant to such a Third Party license shall be paid by ZOGENIX.

2.5	Each Party shall have access to the other Party’s Data and shall have a right to use such Data in their respective territories. For the avoidance of doubt, DESITIN’s right to use the Data shall be limited to its use in satisfying its obligations or pursuing its rights under this Agreement during the Term and ZOGENIX shall have a perpetual right to use the Data of DESITIN during the Term and following any expiration or termination of this Agreement.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 9

2.6	Notwithstanding anything in this Agreement to the contrary, ZOGENIX shall, as between the Parties, retain: (a) the exclusive right to manufacture and supply Product for all fields of use; and (b) develop, register, import, export, use, and sell the Product outside the Territory.

2.7	ZOGENIX reserves the right to modify and/or to discontinue developing or producing the Product at its discretion at any time either (1) due to legal or regulatory requirements, administrative or court orders, or safety risks, or (2) so long as the Product in question is withdrawn from the market throughout the European Union for a justified and reasonable motive; provided, however, that ZOGENIX shall notify DESITIN as soon as practicable after any such modification or discontinuance and DESITIN shall be entitled to market any modified versions of Product pursuant to the terms of this Agreement. Nothing in this Agreement shall be deemed to restrict ZOGENIX from selling the Product or other products to Persons outside the Territory. ZOGENIX shall not authorize purchasers or distributors in Other Territories to sell the Product in the Territory. However, if by operation of law, the purchasers or distributors in Other Territories are permitted to sell the Product in the Territory, DESITIN shall receive no compensation.

3.	TRADEMARK

3.1	Subject to the terms of this Agreement, ZOGENIX hereby grants to DESITIN, its Affiliates and permitted sub-licensees a license to the Trademark for no additional consideration.

3.2	DESITIN will use the Trademark to identify the Product and in its development and commercialisation of the Product in the Territory. Therefore, DESITIN shall use the Trademark as part of the Product name along with such other words as ZOGENIX and DESITIN shall mutually agree are appropriate for the commercialisation of the Product in the Territory. The Trademark shall be owned and registered by ZOGENIX or its nominee and ZOGENIX or its nominee shall ensure that the registration of such Trademark is kept valid within the Territory, unless otherwise agreed upon between the Parties in writing.

3.3	The Trademark shall only be used in connection with sale and marketing of the Product within the Field and other activities pursuant to this Agreement in the Territory.

3.4	DESITIN shall ensure that each use by it, its Affiliates and permitted sub-licensees of the Trademark is accompanied by an acknowledgement that the Trademark is owned by ZOGENIX. DESITIN, its Affiliates and permitted sub-licensees shall not (A) use the Trademark in a way that might materially prejudice its distinctiveness or validity or the goodwill of ZOGENIX therein, or (B) use any trademarks or trade names so resembling the Trademark as to be likely to cause confusion or deception.

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3.5	DESITIN shall not have, assert or acquire any right, title or interest in or to the Trademark or the goodwill pertaining thereto, except as explicitly provided in Clause 3.1 of this Agreement.

3.6	DESITIN shall give ZOGENIX prompt notice of any infringement or threatened infringement of the Trademark. ZOGENIX shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of the Trademark.

4.	PRODUCT STEERING COMMITTEE (“SC”)

4.1	The Parties shall establish a SC consisting of four (4) individuals (“Committee Members”); two of whom shall be nominated by ZOGENIX; and two of whom shall be nominated by DESITIN. The Committee Members may be replaced by written notice to the other Party and shall be appropriately qualified and experienced in order to make a meaningful contribution to SC meetings.

4.2	The purpose of the SC is to provide a forum for the Parties to share information on the ongoing research, development and commercialisation of the Product including monitoring progress of clinical studies, reviewing clinical trial programmes, considering proposed marketing and promotional plans, reviewing competitor activity and discussing any regulatory, technical, quality assurance or safety issues in relation to the Product.

4.3	The SC shall ensure the mutual exchange of Data, whether derived by Zogenix or DESITIN or their respective Affiliates or permitted sub-licensees. Each Party shall provide to the other Party such assistance as is reasonably necessary in respect of Regulatory Approvals in their respective territories, and in particular shall provide access to such Party’s Data, to the extent the Party providing such access is is legally and contractually permitted to do so, and, with respect to ZOGENIX providing DESITIN access, limited to DESITIN’s use in obtaining Regulatory Approvals in respect of the Product.

4.4	The SC shall meet as often as the Committee Members may determine, but in any event not less than twice per calendar year until approval of the first Marketing Authorisation and at least annually in the subsequent commercialisation period. Either Party may request additional SC meetings insofar it deems necessary for the development or commercialisation of the Product in the Territory. The Committee Members may invite individuals with special skills to attend meetings where it is considered to be relevant and appropriate. The quorum for SC meetings shall be two Committee Members, comprising one Committee Member from each Party. Each SC meeting shall be chaired by ZOGENIX. The Parties shall act in good faith and cooperate with one another in the development, marketing and commercialisation of the Product in the Territory.

4.5	The SC shall take its decisions unanimously. In the event the SC is unable to take a decision unanimously, ZOGENIX shall have the final say on development and manufacturing matters related to the Product in the Territory and DESITIN shall have final say on commercialisation matters related to the Product in the Territory (provided that DESITIN shall consult with ZOGENIX and consider any input received from ZOGENIX with respect to any pricing discussions with Regulatory Authorities related to the Product in the Territory).

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5.	DEVELOPMENT AND COMMERCIALISATION OF THE PRODUCT

5.1	ZOGENIX shall, within [***] days from the Effective Date, deliver to DESITIN (to the extent available) the Licensed Know-How as of the Effective Date, to the extent that ZOGENIX is legally and contractually permitted to do so, and as required for the development, regulatory approval, commercialisation or use of the Product in the Territory.

5.2	DESITIN shall, at its sole cost, use Reasonable Commercial and scientific Efforts (without being required to use all available resources) to develop, obtain Marketing Authorisation(s) and commercialise the Product in the Territory, including obtaining all required approvals to market the Product in the Territory. DESTIN shall conduct its activities hereunder in a lawful manner and in accordance with the well-established pharmaceutical product development and commercialisation practices and the competition law applicable in each respective country in the Territory, and shall cause its employees, Affiliates and permitted sub-licensees to do the same. In particular DESITIN shall take all necessary steps to obtain Marketing Authorisation and prepare the Launch of the Product in Germany. In exploring in which other countries of the Territory the obtaining of Marketing Authorisation and the subsequent marketing of the Product, whether by DESITIN or DESITIN’s Affiliates or by local distribution partners, is likely to be profitable and commercially feasible, DESITIN will focus on France, Italy, Spain, the United Kingdom, Denmark, Sweden and Finland. Launch of the Product in the remaining countries of the Territory will be considered at a later stage and shall be mutually agreed.

5.3	DESITIN shall not be required to conduct any clinical or non-clinical trials, except only for one (1) study regarding bioequivalence of the Product provided that such study is required by a competent Regulatory Authority.

5.4	The Parties shall consult on an ongoing basis as to the preparation, filing, pursuit and maintenance of regulatory submissions under this Clause 5 and no such submission shall be made by DESITIN without ZOGENIX’s prior written approval, not to be unreasonably withheld. DESITIN shall keep ZOGENIX informed, in writing, of the status of its applications for Marketing Authorisations on a regular basis, and in any event no less frequently than once every three months, and shall immediately notify ZOGENIX in writing of any substantial change in the status of any Marketing Authorisation or any substantive questions received from any Regulatory Authority in respect of such Marketing Authorisations. DESITIN shall provide copies of all Marketing Authorisations to ZOGENIX at its request.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.5	Once Marketing Authorisation is granted in Germany without any qualifications, DESITIN hereby undertakes to ZOGENIX that it will Launch the Product in Germany no later than [***] ([***]) months after the date of the relevant Marketing Authorisation; provided that such time period shall be extended by the time period during which ZOGENIX fails to timely supply DESITIN with Product which has been properly ordered pursuant to the terms of the applicable supply agreement. Should DESITIN fail to Launch the Product in accordance with this Clause 5.5, DESITIN further undertakes to ZOGENIX that it will promptly notify ZOGENIX of such failure which shall be deemed a material breach of this Agreement

5.6	Once Marketing Authorisation is granted in any country of the Territory other than Germany without any qualifications, DESITIN shall (i) verify the profitability of a possible Launch of the Product in the respective country and (ii) subject to the verification of the profitability for such country in the Territory, Launch the Product as soon as reasonably practicable and commercially viable.

5.7	ZOGENIX shall use Reasonable Commercial Efforts to assist DESITIN to solve material issues which may arise after discussions with Regulatory Authorities on the Product.

5.8	ZOGENIX, to the extent it is legally and contractually permitted to so do, shall take all steps which may be required by law and shall sign all necessary documents and perform all commercially reasonable obligations which may be required in order to assure that DESITIN may market, sell and distribute the Product in the Territory under its own company name and in the manner it regards as appropriate subject to the terms of this Agreement and any possible restrictions caused by Marketing Authorisations.

5.9	The licences granted under Clauses 2.1 and 3.1 of this Agreement will become non-exclusive in the event that DESITIN (i) will not start the study regarding bioequivalence of the Product as referred to in Clause 5.3 within [***] ([***]) months following the receipt of the Licensed Know-How as of the Effective Date according to Clause 5.1 or (ii) has not filed a Marketing Authorisation for the Product in Germany within [***] ([***]) months after the completion of such bioequivalence study or (iii) otherwise adhere to a mutually agreed timeline for the execution of clinical trials and submissions of Marketing Authorisations throughout the Territory.

5.10	To the extent permissible by law, DESITIN is prohibited from advertising, circulating price lists or otherwise soliciting orders for the Product, and from establishing or maintaining branches, sales offices or distribution depots, outside the Territory for the distribution of the Product.

6.	MANUFACTURE AND SUPPLY OF THE PRODUCT

6.1	Clinical Supply. ZOGENIX shall be the exclusive supplier of all of DESITIN’s requirements for Clinical Trial Materials in the Territory at ZOGENIX’s Cost of Goods Manufactured. DESITIN shall purchase all of its requirements of Clinical Trial Materials in the Territory from ZOGENIX. Additional terms under which ZOGENIX shall supply Clinical Trial Materials in the Territory are set forth on Appendix 3.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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6.2	Commercial Supply. The Parties shall use Reasonable Commercial Efforts to sign the Manufacturing Agreement no later than [***] ([***]) months prior to the anticipated first Launch of the Product in the Territory. The Manufacturing Agreement shall contain the terms set forth in this Clause 6.2 through Clause 6.6 and such other commercially reasonable and customary terms and conditions to be mutually agreed by the Parties (including the right of DESITIN to audit ZOGENIX’s (or its Third Party contract manufacturer’s) manufacturing facilities and a forecasting mechanism which will permit ZOGENIX to properly manage its supply chain for the Product on a worldwide basis) and such other terms as are reasonable and customary in the commercial supply of pharmaceutical compounds; provided that the Manufacturing Agreement shall be subject to the terms of any manufacturing agreement which ZOGENIX puts into place with respect to the commercial supply of Product in the Other Territories

6.3	DESITIN acknowledges and agrees that ZOGENIX will manufacture the Product or will enter into a contractual relationship with one or several manufacturers of the Product. Such Third Party manufacturers shall be listed in the registration documentation and manufacture the Product on ZOGENIX’s behalf in accordance with applicable law in the Territory.

6.4	Any Products supplied by ZOGENIX hereunder shall be manufactured:

(a)	in accordance with cGMP;

(b)	in compliance with the Product Specification; and

(c)	in compliance with all applicable and relevant national and local laws, rules and regulations, including those promulgated by any relevant Regulatory Authority.

6.5	The Product shall be supplied by ZOGENIX to DESITIN as finished products ready for final packing and labelling as required in each country of the Territory (DESITIN will be responsible for such items as set forth in Clause 7.3 as well as quality control, in each case at its own expense). Each shipment of the Product shall be accompanied by the corresponding analytical certificate attesting to the Product’s compliance with the specification approved by the Regulatory Authority in the Territory. The Product shall be placed at DESITIN’s disposal EXW (Incoterms 2000) ZOGENIX’s manufacturing facility at such address as is notified to DESITIN from time to time in writing.

6.6	ZOGENIX shall deliver commercial supply of the Product to DESITIN in complete batch quantities whereby each batch shall have a minimum remaining shelf life of [***] percent ([***]%) of the shelf life approved by the United States Food and Drug Administration in the Marketing Authorisation submitted by ZOGENIX on its own behalf.

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7.	MARKETING

7.1	DESITIN shall inform ZOGENIX [***] ([***]) months before the anticipated date of the first Launch of the Product in the Territory of the Key Facts of its proposed promotion strategy regarding the Product. DESITIN shall provide ZOGENIX with copies of all promotional materials to be used in connection with the marketing and/or promotion of the Product in the Territory prior to their use. The materials shall be submitted in the language(s) of the country or countries where they are to be used. ZOGENIX shall use Reasonable Commercial Efforts to provide a written response, either approving or suggesting reasonable changes, within [***] ([***]) weeks of receipt of such Key Facts or promotional materials. If DESITIN does not receive a written response from ZOGENIX within this [***]-week period ZOGENIX shall be deemed to have given its approval. In case ZOGENIX does not agree with the provided Key Facts or other statements contained in any promotional materials, ZOGENIX and DESITIN agree to discuss the Key Facts or such other statements, as applicable, in good faith. After written approval by ZOGENIX which shall not be unduly withheld or delayed, DESITIN shall carry out marketing and promotional activities in relation to the Product in the Territory in compliance with the approved Key Facts, promotional materials and all applicable laws, rules and regulations.

7.2	During the Term, DESITIN shall not, and shall ensure that its Affiliates and permitted sub-licensees shall not, market, sell, promote or distribute the Product in the Other Territories.

7.3	DESITIN shall be responsible, at its cost, for final packaging and labelling of Product in accordance with the requirements for each country of the Territory.

7.4	DESITIN shall be free to set any price for the Product in the Territory subject to discussion by the SC as provided in Clause 4.4 and applicable pharmaceutical regulations.

7.5	Except to the extent permitted by law and as may be agreed in writing between the Parties, DESITIN shall not market, sell, promote or distribute the Product in the respective country in the Territory unless and until DESITIN obtains the appropriate Marketing Authorisations in respect of such Product in the respective country in the Territory.

8.	PRICING

8.1	DESITIN shall purchase the Product for commercial sale from ZOGENIX at the greater of (a) the agreed Transfer Price as defined in Clause 8.3 or (b) Cost of Goods Manufactured (collectively, the “Purchase Price”). In the event that Purchase Price is greater than the higher of [***]€ or US$[***], DESITIN shall have the right to terminate this Agreement as set forth in Section 21.7.

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8.2	Transfer Price shall be subject to adjustment on an annual basis beginning in 2009 based on data for the prior year (e.g., increases for information reported for 2008 shall apply to 2009 Transfer Prices) as of May 31 beginning with May 31, 2009, in accordance with the annual percentage change in the European pricing index of industrial products (“Erzeugerpreise industrieller Produkte auf dem Inlandsmarkt—Gesamte Industrie ohne Baugewerbe—Eurozone”; Source: EUROSTAT), except as otherwise mutually agreed by the Parties.

8.3	The Transfer Price (EXW (Incoterms 2000)) shall be calculated according to the following table and subject to adjustment as set forth in Clause 8.2:

Annual Units	Transfer Price (EUR)
[***]	[	***]
[***]	[	***]
[***]	[	***]

By way of example, if DESITIN or its Affiliates were to purchase an aggregate of [***] units in a calendar year 2008, the total Transfer Price for such calendar year would be calculated as follows: ([***] x [***]€) + ([***] x [***]€) + ([***] x [***]€) = [***]€.

9.	ROYALTIES

9.1	DESITIN shall pay ZOGENIX a royalty equal to [***]% of the DESITIN’s Net Sales (“Royalty”).

9.2	Royalties will not be payable on sales realised by regional distributors or Third Parties so long as such sales have been included in DESITIN’s Net Sales upon first sale or distribution to such regional distributors or Third Parties or are otherwise invoiced directly by DESITIN and as a result included in DESITIN’s Net Sales.

9.3	No Royalties shall accrue on the disposition of the Product as Samples (promotional or otherwise), donations or for clinical trials, provided that such level of sampling or donations are generally consistent with industry standards and in any event after expiry of [***] ([***]) months upon Launch does not exceed [***]% of the gross revenues of the Product in the Territory.

9.4	The obligation to pay a Royalty under Clause 9.1 for a Product shall continue throughout the Term.

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10.	PAYMENT TERMS

10.1	DESITIN shall make any other payments than Royalties due under this Agreement in United States Dollars within [***] ([***]) days of receipt of the invoice for Product (which date shall be no earlier than the date of delivery of the Product). Invoices shall be sent via fax and by internationally recognized overnight courier to DESITIN’s address for notices hereunder.

10.2	All right, title and risk in the Product passes to DESITIN upon delivery of Product to DESITIN in accordance with this Agreement.

10.3	DESITIN agrees to make payments and written reports to ZOGENIX within [***] ([***]) days after the end of each calendar quarter covering all sales of the Product in the Field in the Territory by DESITIN, its Affiliates or permitted sub-licensees for which invoices were sent during such calendar quarter, each such written report stating for the period in question: (i) for Product disposed of in the Territory by sale, the quantity and description of Product, (ii) for Product disposed of in the Territory other than by sale, the quantity, description, and nature of the disposition, (iii) the calculation of DESITIN’s Net Sales for such quarter and year-to-date DESITIN’s Net Sales; and (iv) the calculation of the amount due to ZOGENIX for such quarter pursuant to Clause 9 on account of such DESITIN’s Net Sales. The information contained in each report under this Clause 10.3 shall be considered Confidential Information of DESITIN. Concurrent with the delivery of each quarterly report, DESITIN shall make the payment due ZOGENIX hereunder in United States Dollars for the calendar quarter covered by such report.

10.4	All amounts not paid to the other Party when due shall accrue interest daily at the lesser of an annual rate of (a) [***] or (b) [***].

10.5	All sums payable hereunder are expressed to be exclusive of VAT or other similar tax. Notwithstanding the foregoing, any income or other taxes on any monies payable to ZOGENIX which DESITIN is required by law to pay or withhold on behalf of ZOGENIX, shall be deducted by ZOGENIX from such monies due. DESITIN shall furnish ZOGENIX with proof of such payments. Any such tax required to be paid or withheld shall be an expense borne solely by DESITIN, and ZOGENIX may request reimbursement from DESITIN for any such amounts. DESITIN shall promptly provide ZOGENIX with a certificate or other documentary evidence to enable ZOGENIX to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by DESITIN. At ZOGENIX’s request, DESITIN shall reasonably cooperate to support any claim by ZOGENIX for such a refund or credit. The Parties will reasonably cooperate in completing and filing documents under the provisions of any applicable tax treaty or under any other applicable law, in order to enable DESITIN to make such payments to ZOGENIX without any deduction for withholding.

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11.	RECORDS AND REPORTS

11.1	During the Term, DESITIN shall, and shall procure that its Affiliates shall, keep at its normal place of business full, complete, accurate and up to date records and books of account recording DESITIN’s Net Sales sufficient to ascertain the Royalties payable under this Agreement.

11.2	Upon no less than [***] ([***]) Business Days notice from ZOGENIX, DESITIN shall make such records and books of account available for audit during business hours to ZOGENIX or its nominee (but not more than [***] in any calendar year).

11.3	ZOGENIX shall be solely responsible for its costs and expenses in making any such audit and inspection unless ZOGENIX properly identifies a discrepancy in the Royalties paid in any calendar year from those properly payable under this Agreement for that calendar year of greater than [***]%, in which event DESITIN shall pay ZOGENIX’s reasonable cost incurred in connection with the audit and inspection, and promptly make good the deficit in the Royalty payments. Upon the expiration of [***] months from the end of any calendar year the calculation of Royalties payable with respect to such year shall be binding and conclusive, and DESITIN shall be released from any liability or accountability with respect to Royalties for such year.

11.4	All information disclosed by DESITIN, its Affiliates or its permitted sub-licensees pursuant to Clauses 11.1 through 11.3 shall be deemed Confidential Information of DESITIN, its Affiliates or its permitted sub-licenses, as the case may be.

11.5	DESITIN shall advise ZOGENIX of any legislation, rule, regulation or other law (including but not limited to any customs, tax, foreign exchange or foreign trade, antimonopoly, pharmaceutical products or intellectual property law) which is in effect or which may come into effect in the Territory after the date of this Agreement and which may affect the importation of the Products into the Territory or the use of the Products or the protection of the Licensed Technology as soon as DESITIN received notice thereof or would otherwise reasonably be expected to have notice thereof.

12.	INFRINGEMENT OF RIGHTS BY THIRD PARTY

12.1	ZOGENIX shall have the first right, but not the obligation, to take action in respect of any infringement of the Licensed Technology in the Territory, including but not limited to, commencing any claim or proceedings for injunctive, compensatory or other remedies or relief (collectively “Remedies”) as may be necessary or desirable to prevent such infringement and preserve the Licensed Technology. DESITIN shall permit any such Remedies to be brought in its name if permitted or required by law. ZOGENIX may compromise or settle any of the Remedies in its sole discretion, provided that, ZOGENIX shall not make any settlement or compromise that adversely affects the interests of DESITIN in respect of the Product in the Territory without the prior consent of DESITIN, such consent not to be unreasonably withheld or delayed.

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12.2	In the event that ZOGENIX elects not to pursue any Remedies with respect to the Licensed Technology in the Territory within [***] ([***]) days after notice in writing from DESITIN requesting ZOGENIX to do so, DESITIN shall have the right, but not the obligation, to pursue Remedies against such Third Party infringer, provided that:

(a)	DESITIN does not make any settlement or compromise that affects the interests of ZOGENIX in the Product without the prior written consent of ZOGENIX, such consent not to be unreasonably withheld or delayed; and

(b)	if ZOGENIX has commenced negotiations with such Third Party for discontinuance of the infringement within such [***] ([***]) day period, ZOGENIX shall have an additional [***] ([***]) day period to conclude its negotiations before DESITIN may pursue any Remedies under this Clause 12.2.

12.3	In the event that either Party pursues the Remedies under clauses 12.1 or 12.2:

(a)	the other Party shall use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies, including providing access to relevant materials, personnel, documents and other evidence; and

(b)	each Party shall bear its own costs and expenses relating to its pursuit of Remedies or in providing assistance and cooperation; and

(c)	any damages or other amounts awarded to either Party shall be distributed as follows:

(i)	to the Party that pursued the Remedies, to cover its legal costs and expenses incurred; and then

(ii)	to the other Party, to cover its legal costs and expenses, if any, relating to the pursuit of such Remedies; and then

(iii)	any remaining amount, after the deductions set out above shall be retained by DESITIN, except that ZOGENIX shall receive a portion equivalent to the Royalties it would have received under this Agreement if such remaining amount were deemed DESITIN’s Net Sales.

13.	INFRINGEMENT OF THIRD PARTY RIGHTS

13.1	In the event that a Third Party institutes or threatens to institute a patent, trade secret or other infringement proceeding against either Party or its Affiliates during the Term, alleging that its or their manufacture, use or sale of the Product in the Territory infringes the Third Party’s Intellectual Property Rights (a “Third Party Action”), each Party shall promptly notify the other of the Third Party Action with such details as it has in its possession and the Parties shall promptly convene a meeting of the SC to discuss the best way to respond.

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13.2	Upon receipt of any such notice the SC shall discuss the potential infringement and to the extent necessary attempt to agree on a course of action. Such course of action may include:

(a)	obtaining an appropriate license from the Third Party;

(b)	contesting any claim or proceedings brought by the Third Party; or

(c)	bringing a declaratory judgment action against such Third Party.

13.3	ZOGENIX shall have the first right but not the obligation, to take any action agreed upon by the Parties in respect of the Third Party Action. If within [***] days the Parties fail to agree upon an appropriate course of action through discussions of the SC, ZOGENIX may decide upon the course of action with respect to any Third Party Action and may commence such action or negotiate a license with such infringed Third Party.

13.4	Neither Party shall settle any Third Party Action relating to the Product if such settlement admits the invalidity or unenforceability of any of the Licensed Technology, except as agreed in writing between the Parties.

13.5	In the event that the SC determines that DESITIN is best positioned to commence any action in relation to or defence of the Third Party Action, DESITIN shall be entitled to credit up to [***]% of its reasonable costs and expenses (including legal and expert fees) or any Third Party royalties incurred against any royalty payment otherwise payable to ZOGENIX under this Agreement. In the event that no such royalty payments are payable by DESITIN under this Agreement at the time of the Third Party Action, up to [***]% of any reasonable costs and expenses or Third Party royalties incurred by DESITIN in connection with the Third Party Action shall be reimbursed by ZOGENIX on a Quarterly basis. In addition, in any such action which DESITIN commences as permitted by this Clause 13, DESITIN shall seek ZOGENIX’s consent prior to concluding any settlement agreement, which consent can be withheld in its sole discretion.

13.6	In any such Third Party Action, the Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of any material developments in connection with any such claim, suit or proceeding, including providing access to relevant documents, material, personnel or other evidence.

14.	INDEMNIFICATION AND INSURANCE

14.1	ZOGENIX shall defend, indemnify and hold harmless DESITIN, its Affiliates and its and their officers, directors, employees, agents and contractors (“DESITIN Parties”) from and against any and all claims, actions, demands, losses, damages, costs and reasonable expenses (including reasonable legal and expert fees) made or brought by Third Parties (“Claims”) arising from or in connection with:

(a)	the personal injury or death caused by the defective design and/or manufacture of the Product when supplied to DESITIN by ZOGENIX or its designee; or

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(b)	the breach of the warranties given by ZOGENIX under this Agreement, or

(c)	the negligence of ZOGENIX Parties (as defined below) in the research, development, marketing, distribution, sale or use of the Product before the Effective Date both in or outside the Territory, or

(d)	the negligence of ZOGENIX Parties in the research, development, marketing, distribution, sale or use of the Product following the Effective Date outside the Territory,

provided	that, in each case, such Claims do not arise from the negligence or wilful default of the DESITIN Parties.

14.2	DESITIN shall defend, indemnify and hold harmless ZOGENIX, its Affiliates and its and their officers, directors, employees, agents and contractors (the “ZOGENIX Parties”) from and against any and all Claims arising from or in connection with:

(a)	the development, marketing, distribution, sale or use of the Product in the Territory after the Effective Date;

(b)	the negligence by DESITIN Parties in relation to the development, marketing, distribution, sale or use of the Product in the Territory after the Effective Date; or

(c)	the breach of the warranties given by DESITIN under this Agreement,

provided that, in each case, such Claims do not arise from the negligence or wilful default of the ZOGENIX Parties. For the avoidance of doubt DESITIN shall in no event be liable for any claims arising from or in connection with the infringement of Third Party Rights, particularly patents and trademarks, caused by the manufacture or composition of the Product or the use of the Trademark.

14.3	Each Party shall promptly provide the other Party with copies of all papers and official documents received in respect of any Claims and shall cooperate as reasonably requested by the other Party in the defence of any Claims. The Party which is indemnifying the other Party hereunder shall have control of, and discretion in, the handling of the defense and/or settlement of any such Claim, including, without limitation, the selection of defense counsel; provided, however, that the indemnified Party may take any appropriate action necessary to preserve or avoid prejudice to its interests, or the interests of the indemnifying Party, in the event that (1) notice to the indemnifying Party cannot be given in sufficient time for such Party to take action, or (2) the indemnifying Party, after prompt notice and inquiry from the indemnified Party, fails to acknowledge its obligation to indemnify the indemnified Party under this Clause 14.

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14.4	Each Party shall maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance adequate to cover their respective obligations under this Agreement in such amount as the Parties customarily maintain with respect to its other products and which is reasonable and customary in the pharmaceutical industry in their respective territories for companies of comparable size and activities. Each Party shall maintain such insurance policy for not less than [***] ([***]) years following the expiry or termination of this Agreement. A certificate of insurance and any other documentation necessary to prove compliance with this provision will be provided to the other Party upon request.

14.5	TO THE FULL EXTENT PERMITTED BY LAW, APART FROM THE FOREGOING WARRANTIES AND INDEMNITY OR SUCH WARRANTIES OR INDEMNITY AS MAY BE CONTAINED WITHIN THE MANUFACTURING AGREEMENT, NEITHER PARTY MAKES ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES AND HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, AND LIABILITIES, WHETHER EXPRESS OR IMPLIED, ARISING FROM CONTRACT OR TORT (EXCEPT FRAUD), IMPOSED BY STATUTE OR OTHERWISE, RELATING TO THE PRODUCTS AND/OR ANY LICENSED TECHNOLOGY, INCLUDING ANY WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR PURPOSE, CORRESPONDENCE WITH DESCRIPTION, OR NON-INFRINGEMENT.

14.6	IN NO EVENT WILL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING ANY LOSS OF PROFITS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.	IMPROVEMENTS AND PATENTS

15.1	All right, title and interest in any Intellectual Property Right created, generated or arising in connection with the Product and any Improvement thereof, whether invented solely by ZOGENIX, DESITIN or jointly by the Parties, shall be solely owned by ZOGENIX.

15.2	Each Party shall promptly disclose to the other any Improvements developed during the Term, and all such Improvements shall be deemed to the fullest extent possible to be works made for hire exclusively for ZOGENIX, with ZOGENIX having sole ownership of such Improvements and the sole right to obtain and to hold in its own name patents, copyrights, or such other protection as ZOGENIX may deem appropriate to the subject matter, and any extensions or renewals thereof (though ZOGENIX is under no obligation to file any patent application, secure or maintain any patent or register any copyright). To the extent DESITIN or its Affiliates nonetheless maintain any rights in and to any Improvements, DESITIN and its Affiliates hereby assign, cede and grant to ZOGENIX all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such Improvements. DESITIN agrees to give ZOGENIX or any person designated by ZOGENIX at ZOGENIX’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings.

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15.3	In the event that either Party identifies any Third Party Intellectual Property Rights that in such Parties’ reasonably opinion would provide a commercial benefit to the Product, it shall promptly inform the Other Party of such Intellectual Property Rights through the SC and the Parties shall in good faith discuss whether they intend to license or acquire such Third Party rights. In the event a license in such Third Party Intellectual Property Right shall be taken, ZOGENIX shall negotiate and enter into such license including the right to sub-license its rights to DESITIN. Any sublicense of rights shall be set forth in a separate sub-license agreement to be entered into between DESITIN and ZOGENIX and shall include terms substantially similar to those contained in this Agreement; provided that DESITIN and ZOGENIX shall equally share all Third Party license fees incurred.

15.4	ZOGENIX shall, at its sole cost and expense, using patent attorneys of its choice, use Reasonable Commercial Efforts to file, prosecute and maintain the patents, patent obligations and other Intellectual Property Rights related to the Licensed Technology in the Territory. Any costs relating to the filing of these Intellectual Property Rights in the Territory shall be borne by ZOGENIX.

15.5	ZOGENIX shall, at its sole cost and expense, using trademark attorneys of its choice, use Reasonable Commercial Efforts to file, prosecute, maintain and enforce the Trademark in the Territory.

16.	RIGHT OF FIRST REFUSAL

16.1	ZOGENIX hereby grants to DESITIN for the Term the right of first refusal to in-license any Product line extensions (including new or additional therapeutic uses) which DESITIN desires to market in the Territory as set forth in this Clause 16 (the “ROFR”).

16.2	Following ZOGENIX’s decision to offer for license any Product line extension in the Territory, ZOGENIX shall promptly inform DESITIN in all relevant detail of any such Product line extensions, thus giving DESITIN a meaningful basis for taking a decision on whether or not to exercise the ROFR.

16.3	For a period of no more than [***] ([***]) months after ZOGENIX has supplied DESITIN with the information referred to in Clause 16.2 (the “Review Period”) DESITIN may exercise the ROFR by providing written notice to ZOGENIX within the Review Period of DESITIN’s desire to exercise the ROFR. The Parties shall thereafter negotiate in good faith for a period of no longer than [***] ([***]) additional months, the terms and conditions on which such Product line extension would be included within this Agreement, if at all. If the Parties are unable to reach agreement following the expiration of such additional [***] ([***])-month period, ZOGENIX shall thereafter be permitted to license any such Product line extension to a Third Party on terms no more favourable to such Third Party than those most recently offered by DESITIN.

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17.	REGULATORY

17.1	DESITIN shall, at its sole cost, use Reasonable Commercial Efforts (without being required to use all available resources) to prepare, file, prosecute and maintain the Marketing Authorisations and other permits required for the commercialisation of the Product in the Territory.

17.2	Each Marketing Authorisation will be registered in DESITIN’s name.

17.3	DESITIN shall act as ZOGENIX’s consultant and representative towards the MOH and the other relevant authorities or third parties in connection with obtaining and maintaining the Marketing Authorisation for the Product in the Territory.

17.4	ZOGENIX undertakes and covenants to DESITIN that it will not during the Term apply for an additional Marketing Authorisation relating to the Product in the Territory nor will ZOGENIX during the Term apply for or otherwise seek the benefit of any substitute of the Marketing Authorisation.

17.5	ZOGENIX shall keep DESITIN fully informed of any changes to the Product which it reasonably believes might be relevant in relation to the Marketing Authorisation. ZOGENIX shall not discontinue the supply of the Product containing the previous specifications unless all requirements set by a Regulatory Authority in the Territory for the maintenance or the renewal of the Marketing Authorisation issued by it have been complied with.

17.6	DESITIN shall be responsible, as the case may be, for obtaining reimbursement for the Product on behalf of ZOGENIX in the Territory. ZOGENIX shall assist DESITIN in obtaining reimbursement by providing all reasonable support and all Data as may be required by the relevant Regulatory Authority.

18.	PHARMACOVIGILANCE

18.1	The Parties shall use Reasonable Commercial Efforts to sign the Pharmacovigilance Agreement no later than [***] ([***]) months prior to the anticipated first Launch of the Product in the Territory.

18.2	If there is any inconsistency between this Agreement and the Pharmacovigilance Agreement the terms of this Agreement will prevail between the Parties to the extent of such inconsistency.

19.	EXCHANGE OF INFORMATION

19.1	DESITIN shall use the Dossier only during the Term and in furtherance of its rights and obligations under this Agreement.

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19.2	DESITIN undertakes to neither sell nor otherwise make available to any Third Party the Dossier or any part thereof without a previous written approval from ZOGENIX.

19.3	ZOGENIX will inform DESITIN promptly if the competent Regulatory Authority or any other competent authority gives notice to ZOGENIX or its Affiliates of any difficulties or delays regarding the grant of the Marketing Authorisation in the U.S.A. or of any further studies to be conducted by ZOGENIX to obtain Marketing Authorisation in the U.S.A.

20.	[Intentionally Omitted]

21.	TERM AND TERMINATION

21.1	The term of this Agreement will continue on a country-by-country basis until the greater of ten (10) years after the Launch or the expiration in such country of the last to expire Patent Right included in the Licensed Technology or Improvements licensed hereunder (the “Initial Term”).

21.2	After the Initial Term and only with respect to countries of the Territory where the Product has been successfully Launched, this Agreement shall be automatically renewed on a country-by-country basis by additional successive periods of [***] ([***]) years unless it is terminated by either Party giving [***] ([***]) month’s prior written notice.

21.3	Either Party shall be entitled to terminate the Agreement if:

(a)	the other Party commits a material breach under this Agreement and in the case of a breach which is capable of remedy fails to remedy it within [***] ([***]) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Clause;

(b)	the other Party enters into insolvency or bankruptcy or is unable to pay its debts as they fall due, or a trustee or receiver or the equivalent is appointed to the other Party, or proceedings are instituted against the other Party relating to dissolution, liquidation, winding up, bankruptcy, insolvency or the relief of creditors, if such proceedings are not terminated or discharged within [***] ([***]) days;

(c)	any law, decree, or regulation is enacted within the Territory which would substantially impair or restrict (1) the terminating Party’s right to terminate or elect not to renew this Agreement as herein provided; (2) ZOGENIX’s right, title or interest in the Products or the Intellectual Property Rights therein; (3) as to DESITIN, DESITIN’s right to market and distribute the Products in accordance with this Agreement; or (4) as to ZOGENIX, ZOGENIX’s right to collect the Purchase Price or Royalties as set forth in this Agreement; or

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(d)	an adverse event occurs which has substantially impaired the other Party’s ability to continue to perform its obligations hereunder and the other Party is unable to provide the terminating Party with adequate assurance of future performance.

21.4	Either Party shall be entitled to terminate this Agreement with [***] ([***]) days written notice without any damage, legal redress or compensation due it if the continued development or marketing of the Product is no longer possible due to advice from a relevant Regulatory Authority or clinical review board in the Territory or due to serious adverse events caused by the Product anywhere in the world.

21.5	DESITIN shall be entitled to immediately terminate this Agreement with written notice and without any damage, legal redress or compensation due to ZOGENIX in case:

(a)	a competent Regulatory Authority imposes therapeutic indications in the Territory not acceptable to DESITIN or require the Product to be marketed as generic drug in the Territory; or

(b)	the Regulatory Authorities in the Territory require more than one study regarding bioequivalence of the Product to obtain Marketing Authorisation.

21.6	ZOGENIX shall be entitled to terminate this Agreement with thirty (30) days written notice without any damage, legal redress or compensation due to DESITIN in case:

(a)

DESITIN in each of [***] consecutive calendar years (other than any partial calendar year in which the Product is first Launched) fails to meet at least [***]% of the mutually agreed sales forecasts provided that such shortfall is caused by circumstances within DESITIN’s reasonable control;

(b)	DESITIN takes any act or step impairing the Intellectual Property Rights of ZOGENIX or does anything that might otherwise adversely affect the Intellectual Property rights of ZOGENIX (whether DESITIN’s act or challenge of ZOGENIX’s rights is in good faith) and, if the act or step is capable of remedy, fails to remedy it within thirty (30) days of receipt of notice from ZOGENIX of such act or step and of its intention to exercise its rights under this Clause 21.6; or

(c)	DESITIN ceases to carry on business in the marketing of pharmaceutical products in the Territory.

21.7	DESITIN shall be entitled to terminate this Agreement with [***] ([***]) days’ prior written notice under the conditions set forth in Section 8.1. Following the effective date of such termination, ZOGENIX shall reimburse DESITIN for [***] percent ([***]%) of the Third Party costs incurred by DESITIN in connection with clinical development and regulatory approval of the Product in the Territory under this Agreement, upon receipt of reasonably detailed documentation supporting such costs and such other supporting documentation as ZOGENIX may reasonably request. In no event shall the amounts reimbursed DESITIN pursuant to this Section 21.7 exceed US$[***].

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 26

22.	CONSEQUENCES OF TERMINATION

22.1	On expiration or termination of the Agreement for any reason whatsoever, the License granted under this Agreement shall cease and DESITIN shall, and shall procure that its Affiliates and permitted sub-licensees shall:

(a)	Cease to carry out any of the activities permitted by this Agreement (or any relevant sub-license agreement) and cease to use or exploit in any way the Licensed Technology;

(b)	Refrain from using the Trademark; and

(c)	Continue to treat the Licensed Know-how and any other information provided by ZOGENIX as secret and confidential according to Clause 23 hereof.

In addition, on expiration of the Agreement or termination of the Agreement by ZOGENIX pursuant to Clauses 21.3 or 21.6, DESITIN shall grant to ZOGENIX a perpetual, royalty free license to use any trademark which DESITIN used in the commercialization of the Product in the Territory in connection with subsequent commercialization of the Product in the Territory by or on behalf of ZOGENIX; provided, however, that such license shall not include a right for ZOGENIX to use the word DESITIN in any subsequent commercialization of the Product in the Territory.

22.2	DESITIN, its Affiliates and its permitted sub-licensees shall be entitled to continue to sell existing stocks of the Product in the Territory for a period of no longer than [***]([***]) months following the date of termination, provided that DESITIN pays ZOGENIX any Royalty payments due in respect of such sales in accordance with the provisions of this Agreement.

22.3	The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

23.	CONFIDENTIALITY

23.1	The Parties, their Affiliates and their respective employees, directors, officers, consultants and contractors shall keep and maintain as confidential any Confidential Information supplied by the other Party prior to the Effective Date or during the Term. The confidentiality and non-disclosure obligations contained in this Agreement shall not apply to the extent that such Confidential Information is:

(a)	at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 27

(b)	after disclosure by one Party to the other becomes part of the public domain, other than by breach of any obligation of confidentiality;

(c)	information which the receiving Party can establish by documentary evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or

(d)	received from a Third Party who was lawfully entitled to disclose such information.

23.2	Notwithstanding clause 23.1, the Party receiving Confidential Information may disclose such Confidential Information:

(a)	to governmental or other regulatory agencies in order to file patent applications or prosecute such applications to grant, provided that, the disclosure is limited to the extent reasonably required; provided that this sub-clause (a) shall only be applicable to Confidential Information of DESITIN received by ZOGENIX as it relates to Licensed Technology; or

(b)	to government or other Regulatory Authorities in order to file or prosecute any applications for Marketing Authorisations or other permits reasonably required to research, develop, manufacture, use, distribution, sale or supply the Licensed Product, provided that the disclosure is limited to the extent reasonably required and is consistent with the rights of the Party under this Agreement; or

(c)	to the extent that such disclosure has been ordered by a court of law or directed by a governmental body or authority in an enforceable decision, provided that, the Confidential Information may be disclosed only to the extent so ordered or directed and wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.

23.3	Neither Party shall disclose any information about this Agreement without the prior written consent of the other. However, the Parties intend to announce the execution and delivery of this Agreement promptly following such execution and delivery pursuant to the form of press release attached to this Agreement as Exhibit 23.3. Consent shall not be required, however, for (a) disclosures to tax authorities or to bona fide potential sub-licensees, to the extent required or contemplated by this Agreement, provided, that in connection with such disclosure, each Party agrees to use its commercially reasonable efforts to secure confidential treatment of such information; (b) disclosures of information for which written consent has previously been obtained, or (c) information which had previously been publicly disclosed, including pursuant to the press release described above. Each Party shall have the further right to disclose the terms of this Agreement as required by applicable law, including the rules and regulations promulgated by the Securities and Exchange Commission and/or the regulatory bodies/authorities governing securities issues in foreign jurisdictions and to disclose such information to stockholders or potential investors as is customary, provided the disclosing Party provides to the other Party, to the extent practicable, a copy of the information to be disclosed and an opportunity to comment thereon prior to such disclosure, and, to the extent practicable, consults within a reasonable time in advance of the proposed disclosure with the other on the necessity for the disclosure and the text of the proposed release. Any copy of this Agreement to be filed with the Securities and Exchange Commission shall be redacted to the reasonable satisfaction of both Parties; provided, however, in the event that the Securities and Exchange Commission objects to the redaction of any portion of the Agreement after the initial submission, the filing Party shall inform the other Party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Agreement, but in any event the filing Party shall be free to include any portions of the Agreement it deems necessary to respond to the objections in any future filings.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 28

24.	REPRESENTATIONS AND WARRANTIES

24.1	ZOGENIX and DESITIN each warrant that, as of the Effective Date:

(a)	it is a company duly organised and existing and has the power and authority to enter into this Agreement;

(b)	it has obtained all corporate authorisations required to enter into and perform its obligations under this Agreement;

(c)	there are no agreements between it and any Third Party that conflict with this Agreement;

(d)	no consent, approval, authorization or order of any court or governmental agency or body or Third Party is required for the execution and delivery by it of this Agreement;

(e)	it has all rights necessary to perform its obligations under this Agreement, including the grant of rights by ZOGENIX hereunder; and

(f)	this Agreement is valid and binding obligation enforceable against it in accordance with its terms and conditions.

24.2	ZOGENIX warrants that, as of the Effective Date:

(a)	to the best of ZOGENIX’s knowledge, the sale and use of the Product does not infringe the Intellectual Property Rights of any Third Parties in the Territory and no court proceedings or other proceeding for infringement of Intellectual Property rights have been brought against ZOGENIX with respect to the Product in the Territory;

(b)	to the best of ZOGENIX’s knowledge, no Third Party is infringing or has infringed any of ZOGENIX’s Intellectual Property Rights in the Licensed Technology in the Territory or has misappropriated any of the Licensed Know How in the Territory.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 29

25.	FORCE MAJEURE

25.1	Neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party. The Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.

25.2

If such Force Majeure continues unabated for a period of at least [***] ([***]) days, the Parties will meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.

26.	NOTICES

26.1	Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by internationally recognized overnight courier, by fax transmission to the address of the receiving Party as set out in Clause 26.3 below unless a different address or fax number has been notified to the other in writing for this purpose.

26.2	Each such notice or document shall:

(a)	if given by hand, be deemed to have been given when delivered at the relevant address;

(b)	if sent by internationally recognized overnight courier, be deemed to have been given two (2) Business Days following delivery to such overnight courier; and

(b)	if sent by fax transmission, be deemed to have been given when transmitted provided that a confirmatory copy of such facsimile transmission shall have been given by hand or sent by internationally recognized overnight courier as set forth herein.

26.3	The address for services of notices and other documents on the Parties shall be:

To DESITIN		To ZOGENIX

Name:	Desitin Arzneimittel GmbH	Name:	Zogenix, Inc.
Attn.:	Dr. Martin Zentgraf	Attn.:	Chief Financial Officer
Address:	Weg beim Jänger 214 22335 Hamburg, Germany	Address:	11682 El Camino Real Suite 320 San Diego, CA 92130, USA
Fax:	0049 40 59 101 366	Fax:	001 858 259 1166
E-Mail:	zentgraf@desitin.de	E-Mail:	dnassif@zogenix.com

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 30

27.	ASSIGNMENT

27.1	Neither Party shall assign any of its rights or obligations under this Agreement to a Third Party without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. ZOGENIX may assign its rights and obligations under this Agreement, without the prior written consent of DESITIN, to any Third Party purchaser of all or substantially all of the assets or business to which this Agreement relates.

27.2	Either Party may at any time assign any of its rights under this Agreement to an Affiliate, provided however, that such Party remains fully liable for the performance of such Party’s obligations hereunder by such Affiliate; provided further that any rights assigned by DESITIN to an Affiliate shall be immediately reassigned to DESITIN or assigned to an Affiliate of DESITIN if the assignee ceases to be an Affiliate.

27.3	Either Party may at any time engage a contract research organisation to manage any non-clinical or clinical studies required under or in connection with the Marketing Authorisation process.

27.4	Any assignment in violation of this Clause 27 shall be null and void. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties hereto.

28.	GENERAL PROVISIONS

28.1	The relationship of ZOGENIX and DESITIN established by this Agreement is of independent contractors, and nothing in this Agreement shall be construed: (1) to give either Party the power to direct or control the daily activities of the other Party, or (2) to constitute the Parties as principal and agent, partners, or otherwise as participants in a joint undertaking. ZOGENIX shall have no obligation or authority, express or implied, to exercise any control whatsoever over the employees or the business affairs of DESITIN. Except as specifically provided in this Agreement, DESITIN shall have no power or authority to make or give any representation or warranty or to incur any liability or obligation, or to waive any right, on ZOGENIX’s behalf.

28.2	Each of the Parties shall do execute and perform all such further acts, deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

28.3	Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

28.4	This Agreement, its schedules and the agreements contemplated herein (particularly the Pharmacovigilance Agreement and the Manufacturing Agreement) set out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement and supersede any heads of agreement which shall cease to have any further force or effect.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 31

28.5	No variation of this Agreement, including this Clause 28.5, shall be valid unless it is in writing and signed by or on behalf of both Parties.

28.6	If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 32

28.7	This Agreement and the obligations of the Parties shall be governed by and construed in accordance with the substantive laws of England to the exclusion of the United Nations Convention on the International Sale of Goods.

SIGNED for and by behalf of
DESITIN Arzneimittel GmbH	/s/ Dr. Martin Zentgraf	March 14 2008
	Dr. Martin Zentgraf	Date
General Manager

	/s/ Dr. Harald Jainta	March 14, 2008
	Dr. Harald Jainta	Date
Director Business Development

SIGNED for and by behalf of
ZOGENIX, INC.	/s/ Roger L. Hawley	March 14, 2008
	Roger L. Hawley	Date
CEO

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 33

Appendix 1

PRODUCT SPECIFICATION

sumatriptan DosePro is a sterile, pre-filled, single-use, disposable, needle-free subcutaneous delivery system delivering sumatriptan injection. sumatriptan DosePro consists of the following components: a gray plastic handle and snap-off tip, a green lever, and a glass medication chamber that is pre-filled with 6 mg/0.5 mL sumatriptan injection. Utilizing pressure from a compressed nitrogen gas source in the handle, sumatriptan DosePro delivers the medication by pushing it through a small, precise hole in the glass medication chamber. The resulting stream of medication is propelled through the skin and is delivered subcutaneously without a needle, following a unique biphasic pressure profile.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 34

Appendix 2

LICENSED PATENTS

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 35

Appendix 3

Clinical Supply Terms

Pursuant to the terms of this Appendix 3, ZOGENIX shall supply DESITIN with its requirements for Clinical Trial Materials solely for use in clinical trial activities in the Territory in support of Marketing Authorisation for the Product in the Territory (“Development”). Clinical Trial Materials supplied by ZOGENIX shall be provided at the prices set forth in Clause 8 of the Agreement or at such other transfer prices as the parties may mutually agree.

DESITIN shall place its first order for Clinical Trial Materials no later than [***] ([***]) months following the Effective Date, to be delivered no later than additional [***] ([***]) months thereafter. DESITIN shall place subsequent orders for Clinical Trial Materials at least [***] ([***]) months prior to the desired delivery date. ZOGENIX will use Reasonable Commercial Efforts to meet DESITIN’s requested quantities and delivery dates. ZOGENIX shall notify DESITIN of the specific delivery date and quantity for each subsequent order no later than [***] ([***]) months following receipt of DESITIN’s order by ZOGENIX.

DESITIN acknowledges and agrees that ZOGENIX will manufacture Clinical Trial Materials or will enter into a contractual relationship with one or several manufacturers for the Clinical Trial Materials. Such Third Party manufacturers shall manufacture Clinical Trial Materials on ZOGENIX’s behalf in accordance with applicable law in the Territory.

Any Clinical Trial Materials supplied by ZOGENIX hereunder shall be manufactured: (a) in accordance with cGMP; (b) in compliance with the Product Specification; and (c) in compliance with all applicable and relevant national and local laws, rules and regulations, including those promulgated by any relevant Regulatory Authority.

Clinical Trial Materials shall be supplied by ZOGENIX to DESITIN as finished products ready for final packing and labelling as required in each country of the Territory (DESITIN will be responsible for such items as set forth in Clause 7.3 of the Agreement as well as quality control, in each case at its own expense). Each shipment of Clinical Trial Materials shall be accompanied by the corresponding analytical certificate attesting to compliance with the Product Specification. Clinical Trial Materials shall be placed at DESITIN’s disposal EXW (Incoterms 2000) ZOGENIX’s manufacturing facility.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensing & Distribution Agreement between Zogenix & Desitin as of March 14, 2008	Page 36

Exhibit 23.3

Zogenix Licenses European Development and Commercial Rights for

sumatriptan DosePro™ to Desitin Pharmaceuticals, GmbH

SAN DIEGO, CA (March XX, 2008): Zogenix, Inc. (“Zogenix”), a private, specialty pharmaceutical company, today announced that it has entered into a license agreement to grant exclusive rights in the European Union to Desitin Pharmaceuticals, GmbH (“Desitin”) to develop and commercialize Zogenix’s late stage, single use, needle-free product candidate for migraine headache, sumatriptan DosePro. The product candidate, that incorporates the Zogenix DosePro needle-free drug delivery technology, has previously demonstrated bioequivalence to the Imitrex STATdose System® (sumatriptan injection, GlaxoSmithKline) in a U.S. pivotal clinical trial and compelling ease-of-use in a usability trial with migraine sufferers.

Under the terms of the agreement, Desitin will oversee, and be responsible for the expenses related to, all clinical development, regulatory approvals and commercialization efforts required to market and sell sumatriptan DosePro across Europe. Zogenix will be responsible for the manufacture and supply of commercial product, and will receive a transfer price payment on manufactured product and royalty payments based on sales of the product upon commercialization. Zogenix retains full commercial rights to sumatriptan DosePro in the U.S., Canada, Asia and certain other countries.

Sales of triptans, the class of drugs in which sumatriptan DosePro is expected to compete, total approximately $550 million annually in the five major countries of Europe: Germany, France, Italy, Spain, and the UK, according to IMS Health MIDAS. “Triptans remain the standard of care in migraine treatment,” commented Dr. Stephen Farr, President and Chief Operating Officer of Zogenix. “However, there remains a significant unmet medical need for more effective, easy-to-use triptans that can deliver on the promise of providing faster onset and more complete pain relief without the use of a needle. Sumatriptan DosePro is designed to meet these needs.”

“This license agreement expands the potential reach for sumatriptan DosePro beyond the U.S., where, subject to regulatory approval, Zogenix is preparing to commercialize sumatriptan DosePro ourselves,” said Roger Hawley, Chief Executive Officer of Zogenix. “In Desitin, we have chosen a European partner that has a proven track record of successfully developing, registering and commercializing central nervous system (CNS) products. We look forward to seeing sumatriptan DosePro advance through these steps and launch in the European marketplace.”

“This agreement reflects the unique and well respected position Desitin holds in the European CNS market. We have the ability to both move this product candidate through the European regulatory process and to launch it with our CNS-focused sales representatives in more than nine countries,” commented Dr. Martin Zentgraf, Desitin’s General Manager. “This product candidate fits with our ongoing commitment to develop improved products that address unmet medical needs in the CNS market. We are delighted to be working with Zogenix and, subject to regulatory approval, look forward to bringing this important product candidate to the market for the benefit of patients.”

About Zogenix

Zogenix, Inc., with offices in Emeryville and San Diego, CA, is a private, specialty pharmaceutical company with two proprietary product candidates in late-stage development for the treatment of central nervous system disorders and pain. The company’s lead product candidate, sumatriptan DosePro (previously Intraject®), enables needle-free subcutaneous delivery of sumatriptan for the treatment of acute migraine. In December 2007, Zogenix submitted a New Drug Application with the U.S. Food and Drug Administration for sumatriptan DosePro. Zogenix’s second product candidate, ZX002, is a novel controlled release formulation of hydrocodone for the treatment of chronic pain. This product candidate has completed Phase 2 clinical trials, and the company anticipates initiating the Phase 3 clinical program in the second half of 2008. The company also plans to license the patented DosePro drug delivery system to other companies. For additional information, visit www.zogenix.com.

About Desitin

Desitin Arzneimittel GmbH, based in Hamburg, Germany is an independent, private, fully integrated, German pharmaceutical company focused on the development, manufacturing and distribution of products for the treatment of central nervous system disorders. Desitin, with turnover in 2005/2006 of over $100 million, is one of the leading European companies in the field of epilepsy with additional expertise in Parkinson’s disease and psychiatric disorders. With their pharmaceutical and clinical development capabilities, the company develops innovative products such as controlled-release and high-dose antiepileptics. Desitin’s sales infrastructure offers comprehensive coverage in Germany, Northern and Eastern Europe. The company also has strategic partnerships with other companies covering nearly all of the remaining countries in Europe. For additional information, visit www.desitinpharma.com

Bourne Partners, Charlotte N.C., acted as financial advisors to Desitin on this transaction.

Zogenix™, DosePro™ and INTRAJECT® are trademarks of Zogenix, Inc.

Imitrex STATdose System® is a registered trademark of GlaxoSmithKline.

###

CONTACTS:

Zogenix, Inc.

J.D. Haldeman,

VP, Commercial Strategy &

Corporate Communications

858.436.8595

jdhaldeman@zogenix.com

Desitin Pharmaceuticals GmbH

Dr. Harald Jainta,

Director Business Development

Jainta@desitin.de